Exhibit 10.2

August 7, 2007

Compliance Systems Corporation
90 Pratt Oval
Glen Cove, New York 11542
Attention: Dean Garfinkel

Dear Mr. Garfinkel:

Please accept this correspondence as our written consent under the Section 4(l) of the Securities Purchase Agreement dated March 8, 2006 by and between Compliance Systems Corporation (the “Company”) and Montgomery Equity Partners, Ltd. (“Montgomery”) (the “March 2006 Securities Purchase Agreement”) and Section 4(k) of the Securities Purchase Agreement dated March 16, 2007 by and between the Company and YA Global Investments, L.P. f/k/a Cornell Capital Partners, LP (“YA Global”) (the “March 2007 Securities Purchase Agreement”) for:

the issuance of not more than ten million (10,000,000) shares of the Company’s blank check preferred stock, par value $0.001 per share (the “Company Preferred Stock”) as payment of up to $2,500,000 of the outstanding debt outlined in Schedule A attached hereto provided that: (i) such issuance occurs prior to November 1, 2007; (ii) that the issuance of the Company common stock, par value $0.001 per share (the “Company Common Stock”) upon conversion of the Company Preferred Stock occurs at the same time, on a pro-rata basis, as Montgomery and YA Global converting amounts owed under outstanding convertible debentures previously issued to Montgomery and YA Global, with a conversion price per share equal to the volume weighted average conversion price per share of the Montgomery and YA Global conversions of such outstanding convertible debentures (the “Conversion Price”); (iii) the shares of Company Common Stock issuable upon conversion of the Company Preferred Stock would be restricted and granted registration rights only after YA Global and Montgomery convert all amounts outstanding under their prior outstanding convertible debentures; and (iv) the Company obtains lock-up agreements from each of the debt holders, their assignees or subsequent purchasers of the Company Preferred Stock that are converting its portion of the $2,500,000 of outstanding debt into Company Preferred Stock, containing provisions that such investor shall not sell any of the Company Common Stock received upon conversion of the Company Preferred Stock issued pursuant to this Paragraph 1(a) for a period of time equal to the sooner of (1) eighteen (18) months from the date of the conversion of the Company Preferred Stock or (2) the date YA Global and Montgomery have converted all amounts outstanding under their prior outstanding convertible debentures;

the issuance and sale of up to $1,000,000 of Company Preferred Stock provided that: (i) such issuance and sale occurs prior to November 1, 2007; (ii) the issuance of the Company Common Stock occurs subsequent to YA Global and Montgomery converting all amounts outstanding under their respective previously issued outstanding convertible debentures; (iii) the Company Preferred Stock issued pursuant to this paragraph 1(b) converts into Company Common Stock at the Conversion Price; (iv) that the shares of Company Common Stock issuable upon conversion of the Company Preferred Stock would be restricted and granted registration rights only after YA Global and Montgomery convert all amounts outstanding under their previously issued outstanding convertible debentures; (v) any proceeds raised above and beyond $1,000,000 pursuant to this Paragraph 1(b) will be paid to YA Global and/or Montgomery directly from the gross proceeds of the financing in order to repay such amounts of outstanding principal and interest under the YA Global and Montgomery convertible debentures issued pursuant to the March 2006 Securities Purchase Agreement and the March 2007 Securities Purchase Agreement; and (vi) the Company obtains lock-up agreements from each of the new investors that are purchasing a portion of the $1,000,000 of Company Preferred Stock referenced above, containing provisions that such investor their assignees or subsequent purchasers of the Company Preferred Stock shall not sell any of the Company Common Stock received upon conversion of the Company Preferred Stock issued pursuant to this Paragraph 1(b) for a period of time equal to the sooner of (1) eighteen (18) months from the date of the conversion of the Company Preferred Stock or (2) the date YA Global and Montgomery have converted all amounts outstanding under their prior outstanding convertible debentures.

Please accept this correspondence as our written consent under the Section 4(l) of the March 2006 Securities Purchase Agreement and Section 4(k) of the March 2007 Securities Purchase Agreement for the issuance of no more than 10,000,000 shares of the Company’s Common Stock under the Company’s Stock Incentive Plan provided that such Stock Incentive Plan is adopted by the Company’s Board of Directors prior to August 31, 2007 and that such issuance of Company Common Stock, pursuant to the Company’s Stock Incentive Plan, is for consideration per share greater than the bid price of the Company’s Common Stock immediately prior to its issuance.

Please accept this correspondence as YA GlobalCapital’s written notice, pursuant to Section 4 (m) of the March 2007 Securities Purchase Agreement, electing not to participate in the issuance of the Company Preferred Stock described herein.

Please accept this correspondence as YA Global’s written consent to extend the maturity dates of: (i) that certain convertible debenture issued to Montgomery on March 8, 2006 in the principal amount of $1,000,000 to March 7, 2009 (the “First Debenture”), and (ii) that certain convertible debenture issued to YA Global on March 16, 2007 in the principal amount of $150,000 to March 16, 2010 (the “Second Debenture”). The First Debenture and the Second Debenture are collectively referred to herein as the “Debentures”. YA Global hereby agrees to extend the maturity dates of the Debentures, as set forth in this Paragraph 4 in exchange for warrants issued to YA Global to purchase, on a cashless basis, three (3) million shares of the Company’s Common Stock at a price per share equal to $0.004.

The Company shall no later than November 1, 2007 increase the authorized shares of the Company Common Stock from 500,000,000 to 2,000,000,000. The Company shall amend its Articles of Incorporation increasing the authorized Company Common Stock as set forth in this Paragraph 5 not later than November 1, 2007. The Company hereby acknowledges and agrees that these representations are a material inducement to YA Global and Montgomery entering into this Agreement.

This written consent of YA Global and Montgomery shall be a one-time consent for the specific issuances described herein and shall not be deemed a consent to any future issuances nor a waiver of the “Restriction on the Issuance of Capital Stock” as outlined in Section 4 (l) of the March 2006 Securities Purchase Agreement and Section 4 (k) of the March 2007 Securities Purchase Agreement, respectively.

Last this written rejection of YA Global’s right of first refusal shall be a one-time rejection of YA Global’s right to participate in the specific issuances described herein and shall not be deemed a waiver of the “Right of First Refusal” as outlined in Section 4(m) of the March 2007 Securities Purchase Agreement.

Acknowledged and Agreed this ___ day of August, 2007	Very truly yours,

COMPLIANCE SYSTEMS CORPORATION	YA GLOBAL INVESTMENTS, L.P. F/K/A CORNELL CAPITAL PARTNERS, L.P.
By: Name: Dean Garfinkel Title: Chief Executive Officer	By: Yorkville Advisors, LLC Its: Investment Manager By: Name: Mark Angelo Title: President and Portfolio Manager

MONTGOMERY EQUITY PARTNERS, LP
By: Yorkville Advisors, LLC Its: Investment Manager By: Name: Mark Angelo Title: President and Portfolio Manager